Exhibit 10.19

English Summary of the Lease Agreement dated as of March 25, 2010 by and between Benbenishti Engineering Ltd. (the "Landlord") and Kornit Digital Ltd. (the "Company") (the "Original Lease Agreement"), as amended by an Addendum dated November 21, 2011 and by an Addendum dated September 16, 2014 (collectively, the "Lease Agreement").

•	Subject Matter of the Original Lease Agreement: Unprotected lease of the ground floor in the Building (as defined in the Original Lease Agreement) and 10 Parking Spaces (the "Original Premises") that will be used by the company for the purpose of manufacture and storage of ink products. Premises are located in Kiryat Gat, Israel.
•	Term of Original Lease Agreement:
o	The term of the Original Lease Agreement is five (5) years commencing on June 1, 2010 and ending on May 30, 2015 (the "Original Lease Period").
o	The Company was given the option to extend the term of the Original Lease Period by a three (3) years period, ending on May 30, 2018 (the "Extension Period"). This extension option is subject to the condition that the Company will provide a written notice, at least 120 days before the end of the Original Lease Period.
o	The term of the of the Original Lease Period is still in effect and, as mentioned above, expected to expire on May 30, 2015 unless the Company exercises its right to extend the Original Lease Period.
·	Addendum to the Original Lease Agreement:
o	On November 21, 2011, the Company and the Landlord signed an Addendum to the Original Lease Agreement, in which the company leased additional premises on the first floor of the Building (also in an unprotected lease) (the "Additional Premises Lease" and together with the Original Premises, the “Premises”).
o	The term of the Additional Premises Lease was three (3) years, commencing on March 1, 2011 (the "Additional Premises Lease Period").
o	The Company was given the option to extend the term of the Additional Premises Lease Period by a two (2) year period, ending on May 30, 2015. The Company subsequently exercised this option.
·	Premises Covered by the Lease Agreement:
o	Under the Original Lease, the Company leased 1,082.5 square meters (gross) (approximately 11,500 square feet) and 10 Parking Spaces. Pursuant to the Original Lease, the property was leased to the Company in an "AS-IS" condition, except for a 100 square meters space inside the property that was needed for renovation in order to accommodate it to office space.
o	In addition, beginning in March 2011, the Company leased the Additional Premises, which is comprised of 291 square meters (gross) (approximately 3,100 square feet).

·	Rental Fees:
o	Under the terms of the Lease Agreement, during the first two (2) years of the Original Lease Period, the monthly rental fees for the Original Premises were NIS 30 per square meter plus VAT for the Original Premises and, through November 1, 2013, 26 NIS plus VAT per square meter for the Additional Premises (the “Basic Rental Fee”).
o	From the period beginning on June 1, 2012 with respect to the Original Premises and the period beginning November 2, 2013 with respect to the Additional Premises, the

Basic Rental Fee increases each year by 2.5% compared to the Basic Rental Fee in the previous year.

o	In all cases, rental fees shall be increased (but not decreased) based on changes to the Israeli Consumer Price Index.
·	Guarantees:
o	Under the Lease Agreement, the Company provided to the Landlord (i) three (3) promissory notes for NIS 75,000 each;(ii) an unconditional bank guarantee in the amount of NIS 120,000, index-linked to the Israeli Consumer Price Index, which is to be valid for fourteen (14) months, and to be extended by the Company to remain in effect for the duration of the term of lease and for sixty (60) days thereafter;and (iii) a cash deposit equal to two (2) months’ rental fee.
·	Other Terms under the Lease Agreement:
o	The Company has a right to sub-lease parts of the premises, subject to the Landlord’s prior written consent (not to be unreasonably withheld), provided that the Company will remain responsible for fulfilling all of its obligations under the Lease Agreement. The Company may also transfer its rights to the premises to a substitute tenant on terms that are no less favorable than the terms of the Lease Agreement and subject to the Landlord’s prior written consent (not to be unreasonably withheld), provided that the lease period of the substitute tenant will be shorter or coincide with the lease period under the Lease Agreement and that the Company will remain responsible for all of its obligations for the Landlord under this agreement.
o	The landlord has a right to sell or otherwise transfer the property to a third party provided that the transferee will accept all of the Landlord’s obligations under the Lease Agreement and that the Company’s rights under the Lease Agreement will not be affected.
o	The Company agreed to assume responsibility for all fees, municipal or local taxes, utility payments and other similar fees or expenses; provided that the Landlord shall bear any and all taxes and fees.
o	Each party has agreed to assume responsibility for any damage, injury or loss (bodily or otherwise) resulting from any act, omission or negligence on its part and the Company has assumed all such responsibility relating to its use of the Premises.